UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 30, 2013

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(201) 902-9600

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b, e) On August 30, 2013, Trinity Place Holdings Inc. (the “Company”) and Mark D. Ettenger mutually agreed to end his service as Chairman of the Board and principal executive officer, and he has relinquished all of his officer titles and duties. The Board appreciates Mr. Ettenger’s service and contributions as principal executive officer, and he will remain a director of the Company until September 25, 2013.

In connection with this separation, the Company and Mr. Ettenger have entered into a separation agreement, dated as of September 5, 2013, containing the following material terms:

1.     Mr. Ettenger will provide transition services until September 25, 2013 at the reasonable request of the Company.

2.     The Company will pay Mr. Ettenger $1,000,000 in full satisfaction of any amounts that may be due or that may have become due to him. The holder of the Company’s Series A Preferred Stock has approved an increase in the Company’s overhead reserve to make this payment.

3.     The Company and Mr. Ettenger have exchanged mutual general releases of any and all claims.

4.     Mr. Ettenger has tendered his resignation as a member of the Board, with his resignation to be automatically effective on September 25, 2013.

The Company is actively engaged in a search for a new principal executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated:  September 5, 2013